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                                    Filed pursuant to Rules 424(b)(2) and 424(c)
                                    File No. 333-108131

January 30, 2004


To all Plan Participants:

Enclosed is a new prospectus for the United States Steel Corporation Dividend Reinvestment and Stock Purchase Plan, effective January 28, 2004. This prospectus is being provided for informational purposes. As a current Plan participant, no action is required on your part.

Please note changes in the fee schedule (see Schedule II of the enclosed prospectus) respecting the purchase and sale of Plan shares. THE NEW FEE SCHEDULE WILL BE EFFECTIVE FOR ALL PLAN ACTIVITY RECEIVED OR TRANSACTED AFTER FEBRUARY 13, 2004.

If you have any questions, please call United States Steel Shareholders Services toll free at 1/866-433-4801.


/s/ Dennis M. Reilly

Dennis M. Reilly
Manager, USS Shareholder Services